FOR IMMEDIATE RELEASE		February 24, 2021
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

Pinnacle West Reports 2020 Full-Year and Fourth-Quarter Results
•Full-year results reflect record heat, superior operational performance, continued cost management
•Annual retail customer growth a robust 2.3%
•Cultural transformation continues with introduction of the “APS Promise”

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $550.6 million, or $4.87 per diluted share, for full-year 2020. This result compares with net income of $538.3 million, or $4.77 per diluted share, in 2019. Weather impacts alone accounted for a year-over-year increase in after-tax revenues of $94 million, or $0.83 cents per share.

“In a year that brought challenges including COVID-19, the hottest Arizona summer on record and an extended wildfire season, our dedicated employees continued to perform remarkably well for our customers while advancing our clean energy goals,” said Pinnacle West Chairman, President and CEO Jeff Guldner. “Combined with efficiency initiatives, cost management and economic growth, these efforts helped produce solid financial results in 2020.”

Operating Performance and Reliability Remain Strong
The company’s principal subsidiary, Arizona Public Service Co., experienced robust customer growth in 2020 of 2.3%, as people and businesses continued to move to Arizona, making the company’s service territory among the fastest growing in the nation. Customers’ peak electricity demand also increased about 7.7% over 2019 and surpassed the prior record set in 2017 by 4%.

APS was able to meet the increased demands of this growing customer base by maintaining superior power plant performance. Palo Verde Generating Station was the nation’s largest single source of clean power for the 25th straight year, and the company’s non-nuclear fleet had its best reliability performance since 2007.

In addition, APS finished 2020 with its best year ever for service reliability, excluding voluntary and proactive fire mitigation impacts from an exceptionally long fire season. The average APS customer experienced less than one power outage (0.76) and faced fewer total minutes of interrupted service (70 minutes) than industry averages. APS employees also achieved their best year ever for safety, excluding the effects of COVID-19.

O&M Acceleration Contributed to Lower Fourth-Quarter Results
For the quarter ended Dec. 31, 2020, Pinnacle West reported a consolidated net loss attributable to common shareholders of $19.4 million, or a loss of $0.17 per diluted share. This result compares with net income attributable to common shareholders of $64.0 million, or $0.57 per share, for the same period in 2019.

Main drivers for the quarter-over-quarter loss were a settlement with the Arizona Attorney General’s Office and the decision to pull forward near-term operations and maintenance expense into the year’s final quarter. The company believes accelerating some spend into 2020 will help mitigate the potential impacts of mild weather in future years, while stepping up investments that improve customers’ experience and interaction with APS.

The APS Promise: A Renewed Commitment to Customers
In a year of transition and renewed focus on excellence in customer care, the company recently launched a new cultural framework called The APS Promise. Guldner and the leadership team are championing this cultural transformation to keep employees’ talent focused on customers and ensure the company remains an employer of choice. The Promise fosters empowered decision-making, innovation and collaboration as behavioral norms across all levels of the organization.

“Moving into 2021, we remain focused on improving our customers’ experience,” stated Guldner. “The APS Promise is our commitment to our customers, community and to each other, as employees.

“In short, it is a customer-focused mindset that explains why we’re here (Our Purpose), what we’re here to do (Our Vision and Our Mission) and the principles and behaviors that will empower us to achieve our strategic goals, including continuing our ongoing cost-management efforts and increasing customer satisfaction.”

As part of the effort to provide best-in-class customer care and interactions, residential customers now have access to APS’s Customer Care Center 24 hours a day, seven days a week. In addition to service and billing questions, advisors are available to help customers with crisis bill assistance, payment arrangements and other energy support programs.

Customer Financial Assistance Continues Amid Pandemic
Since last March, when the COVID-19 pandemic upended Arizonans’ way of life, APS suspended customer late fees and disconnections for nonpayment. Given the challenges facing our customers and communities, we distributed more than $15 million in pandemic aid in 2020, including $8.8 million in customer support and $3.6 million to limited-income customers who had fallen behind on their bills. In addition, APS has worked to connect customers with a variety of utility bill support – both COVID relief and programs like crisis bill assistance that are available even without a pandemic.

APS will continue to waive late fees for residential and business customers through Oct. 15, 2021, and will continue to provide flexible payment options and additional assistance for those who need help the most.

A full list of the company’s actions in response to the pandemic is available on the Pinnacle West website, and APS customers are encouraged to visit aps.com/save for up-to-date details on available resources and support.

Advancing a Clean Energy Future for Arizona
Early in 2020, the company set a course toward providing customers with 100% clean, carbon-free electricity by 2050 – while maintaining reliability and affordable prices for customers.

Guldner shared that the company made steady progress in its first year and remains on track to cease the use of coal generation by 2031: “We secured more than 400 megawatts of wind and other clean energy resources and issued a request for proposal late last year to acquire more battery storage that can be combined with solar generation to add more than 1 gigawatt of new resources to the system, including more renewable energy. We also executed an agreement to add battery energy storage to six existing APS solar plants.”

Conference Call and Webcast
Pinnacle West management will host a live webcast and conference call to discuss financial results and recent developments at 11 a.m. ET (9 a.m. Arizona time) today, February 24. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. ET, Wednesday, March 3, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 39492.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $20 billion, about 6,300 megawatts of generating capacity, and slightly more than 6,000 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project,” "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. Several factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the potential effects of the continued COVID-19 pandemic, including, but not limited to, demand for energy, economic growth, our employees and contractors, supply chain, expenses, capital markets, capital projects, operations and maintenance activities, uncollectable accounts, liquidity, cash flows, or other unpredictable events;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality, the general economy or social conditions, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments and proceedings;
•new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona, including in real estate markets;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, droughts, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•the development of new technologies which may affect electric sales or delivery;
•the cost of debt and equity capital and the ability to access capital markets when required;
•environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;

•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2020	2019	2020	2019

Operating Revenues	$ 740,961	$ 670,391	$ 3,586,982	$ 3,471,209

Operating Expenses
Fuel and purchased power	213,345	224,565	993,419	1,042,237
Operations and maintenance	281,229	229,857	958,910	941,616
Depreciation and amortization	155,121	145,398	614,378	590,929
Taxes other than income taxes	56,321	54,590	224,835	218,579
Other expenses	4,097	3,984	7,288	5,888
Total	710,113	658,394	2,798,830	2,799,249

Operating Income	30,848	11,997	788,152	671,960

Other Income (Deductions)
Allowance for equity funds used during construction	9,124	6,754	33,776	31,431
Pension and other postretirement non-service credits - net	14,170	5,749	56,341	22,989
Other income	14,051	15,018	56,703	50,263
Other expense	(43,586)	(3,432)	(57,776)	(17,880)
Total	(6,241)	24,089	89,044	86,803

Interest Expense
Interest charges	64,080	59,652	247,501	235,251
Allowance for borrowed funds used during construction	(5,042)	(3,883)	(18,530)	(18,528)
Total	59,038	55,769	228,971	216,723

Income Before Income Taxes	(34,431)	(19,683)	648,225	542,040

Income Taxes	(19,913)	(88,537)	78,173	(15,773)

Net Income	(14,518)	68,854	570,052	557,813

Less: Net income attributable to noncontrolling interests	4,873	4,873	19,493	19,493

Net Income Attributable To Common Shareholders	$ (19,391)	$ 63,981	$ 550,559	$ 538,320

Weighted-Average Common Shares Outstanding - Basic	112,747	112,545	112,666	112,443

Weighted-Average Common Shares Outstanding - Diluted	113,031	112,815	112,942	112,758

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ (0.17)	$ 0.57	$ 4.89	$ 4.79
Net income attributable to common shareholders - diluted	$ (0.17)	$ 0.57	$ 4.87	$ 4.77